EXHIBIT 99.1

COHEN & COMPANY REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

AND ANNOUNCES QUARTERLY DIVIDEND

Adjusted operating income of $6.6 million or $0.42 per fully diluted share

$0.05 per share dividend for the third quarter

Philadelphia and New York, November 9, 2010 – Cohen & Company Inc. (NYSE AMEX: COHN), a leading investment firm specializing in credit-related fixed income investments, today reported financial results for the quarter ended September 30, 2010.

Financial Highlights

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Adjusted operating income was $6.6 million, or $0.42 per fully diluted share, for the three months ended September 30, 2010, as compared to adjusted operating income of $2.1 million, or $0.22 per fully diluted share, for the three months ended September 30, 2009. Adjusted operating income was $20.7 million, or $1.32 per fully diluted share, for the nine months ended September 30, 2010, as compared to adjusted operating loss of $2.6 million, or $0.27 per fully diluted share, for the nine months ended September 30, 2009. Adjusted operating income (loss) and adjusted operating income (loss) per fully diluted share are non-GAAP measures of performance that exclude certain non-cash operating expenses and include certain non-operating cash income items. See the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

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Net loss for the three months ended September 30, 2010 totaled $137,000, including a $5.6 million goodwill impairment charge (see discussion below) associated with the successful wind down of the Company’s first distressed mortgage fund, for which we realized a $6.0 million incentive fee, as compared to net loss of $407,000 for the three months ended September 30, 2009. Net income was $7.6 million for the nine months ended September 30, 2010, as compared to net loss of $10.8 million for the nine months ended September 30, 2009.

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Net income attributable to Cohen & Company, Inc., which excludes income (loss) attributable to the convertible noncontrolling interest, for the three months ended September 30, 2010, reflecting the $5.6 million goodwill impairment charge, was $1,000, or $0.00 per fully diluted share, as compared to net loss of $407,000, or $0.04 per fully diluted share, for the three months ended September 30, 2009. Net income attributable to Cohen & Company, Inc. was $5.0 million, or $0.48 per fully diluted share, for the nine months ended September 30, 2010, as compared to net loss of $10.8 million, or $1.12 per fully diluted share, for the nine months ended September 30, 2009.

Declaration of Dividend

The Company’s Board of Directors has declared a dividend of $0.05 per share. The dividend will be payable to shareholders of record on November 19, 2010 and will be payable on December 1, 2010.

Daniel G. Cohen, Chairman and Chief Executive Officer of Cohen & Company, said, “Our strength in trading, principal investing, and our ongoing focus on the expansion of our fixed income platform, continues to drive our results and we remain on track for solid full year performance. Trading revenue grew in the quarter versus the prior year quarter, and we also posted strong adjusted operating income enabling us to return value to our stockholders through a dividend. Although trading volumes and spreads in the fixed income market were challenging during the third quarter, our position in our development cycle and our product mix allowed us to continue to show strong year-over-year growth. We are pleased that, during the past year, we have added many resources and capabilities: sales personnel have increased, additional capital has been infused into our trading operations, and we have broadened our product capabilities. Looking forward, we will continue to execute against our strategic goals, while positioning Cohen & Company for long-term success.”

Goodwill Impairment Charge

During the three and nine months ended September 30, 2010, the Company recognized a non-cash goodwill impairment charge of $5.6 million related to Strategos. The goodwill impairment charge was associated with the realization of the incentive fee from the successful wind down of the Company’s first distressed mortgage fund, Deep Value Fund 1. Goodwill represents the amount of the purchase price in excess of the fair value assigned to the individual assets acquired and the liabilities assumed in the July 2007 acquisition of the 10% of Strategos that the Company did not previously own. The $5.6 million charge is included in the consolidated statements of operations as impairment of goodwill and is reflected as a component of operating expenses.

Material Transactions during the Third Quarter

As previously announced, the Company entered into the following strategic transactions during the quarter:

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Completed the sale of collateral management rights and responsibilities related to the Alesco X through XVII securitizations, which represented $3.8 billion of assets under management, for $5.4 million. The Company also entered into a services agreement under which it will provide certain services to the buyer for total consideration of $13.6 million over the three-year term. Total cash received by the Company at the closing was $5.1 million, net of purchase price adjustments.

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Entered into a new, two-year secured credit facility which refinanced, extended the maturity of, and reduced the interest rate of the Company’s previous credit facility, on which the Company made an initial draw of $9.3 million.

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Completed the cash offer to purchase subordinated notes at 80% of par, acquiring $8.1 million of outstanding debt plus $0.3 million in accrued interest for $6.8 million in cash resulting in a gain of $1.6 million.

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Entered into a definitive agreement to acquire 100% of the outstanding equity interests of JVB Financial Holdings, LLC (“JVB”). The purchase price consists of JVB’s tangible net worth of approximately $9.6 million, comprised primarily of JVB’s trading portfolio, plus $8.1 million of additional cash, plus 313,051 shares of Company common stock and 559,020 of Cohen Brothers, LLC restricted membership units. The purchase price is subject to adjustment based on JVB’s closing tangible net worth. $2.9 million of the cash consideration ($2.5 million of which will be paid out over a period of three years) and $2.5 million of the equity consideration will be subject to forfeiture based on the continued performance of the JVB owner-employees during the three-year period following the closing of the transaction. The transaction, which is expected to close during the fourth quarter of 2010, is subject to customary closing conditions, including regulatory approval.

Mr. Cohen added, “These transactions enhance our strategic position and strengthen our core operating platform. The acquisition of JVB will significantly broaden the Company’s reach and presence in the fixed income securities market and will drive increased results and returns for the benefit of our stockholders.”

Capital Markets

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Net trading revenue increased 29% to $14.0 million for the three months ended September 30, 2010, up from $10.9 million for the three months ended September 30, 2009. The increase was primarily the result of (i) the Company’s increase in overall capital markets headcount to 97 as of September 30, 2010, as compared to 61 as of September 30, 2009, which included significant expansion of the European capital markets team; and (ii) improved results as the Company continues to transition to a strategy of using risk capital.

Asset Management

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The Company earned $6.0 million in incentive fees in conjunction with the successful and orderly liquidation of Deep Value Fund 1. This incentive fee is recognized as a component of the Company’s income from equity method affiliates in the consolidated statement of operations. The fund is expected to be fully liquidated in the fourth quarter. As of September 30, 2010, Deep Value Fund 1 earned annualized returns of 28.5% since inception.

Principal Investing & Other

•	The Company’s principal transaction and other income of $3.0 million included $2.1 million in gains on its investment in Deep Value Fund 1, and $421,000 on its investment in EuroDekania.

Conference Call

The Company will hold a conference call this morning at 10:00 AM EST to discuss these results. The conference call will be available via webcast. Interested parties can access the live webcast by clicking the webcast link on Cohen & Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 20474308, or request the Cohen & Company earnings call. A recording of the call will be available for two weeks following the call by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), participant pass code 20474308.

About Cohen & Company

Cohen & Company is a leading investment firm specializing in credit-related fixed income investments. Cohen & Company was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown over the past ten years into a more diversified fixed income specialist. Cohen & Company’s primary operating segments are Capital Markets and Asset Management. The Company’s Capital Markets segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products. Cohen & Company’s Asset Management segment manages assets through listed and private companies, funds, managed accounts and collateralized debt obligations. As of September 30, 2010, we manage approximately $10.6 billion in credit-related fixed income assets in a variety of asset classes, including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, the fact that we may not be able to complete the JVB transaction, in addition to those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure; and (h) a potential Ownership Change under Section 382 of the Internal Revenue Code. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenues and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and therefore will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

Limitation on usage of NOLs and NCLs

If not used, the Company’s NOLs will begin to expire in 2029 and the NCLs will begin to expire in 2012. No assurance can be provided that we will have future taxable income or future capital gains to benefit from these NOL and NCL carryovers. Additionally, small changes in the Company’s ownership in the future could cause an Ownership Change, in accordance with the terms of Section 382 of the Internal Revenue Code. If such a change were to occur in the future, our ability to use the NOLs, NCLs and certain recognized built-in losses to reduce our taxable income in a future year would generally be limited to an annual amount (the “Section 382 Limitation”) equal to the fair value of the Company immediately prior to the Ownership Change multiplied by the “long term tax-exempt interest rate.” In the event of an Ownership Change, NOLs and NCLs that exceed the Section 382 Limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period, and such NOLs and NCLs would be eligible for use to offset taxable income for years within the carryforward period subject to the Section 382 Limitation in each year. However, if the carryforward periods for any NOL or NCL were to expire before such NOL or NCL were fully utilized, the unused portion of that loss would expire unused.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three months ended		Nine months ended
	9/30/10	9/30/09	9/30/10	9/30/09
Revenues
Net trading	$14,025	$10,907	$56,483	$31,918
Asset management	6,036	6,871	19,050	23,784
New issue and advisory	30	480	2,103	1,225
Principal transactions and other income	3,013	6,311	23,012	5,007

Total revenues	23,104	24,569	100,648	61,934

Operating expenses
Compensation and benefits	13,787	18,762	64,190	52,857
Business development, occupancy, equipment	1,392	1,140	4,113	3,897
Professional services, subscriptions, and other operating	7,848	3,627	20,043	10,993
Depreciation and amortization	628	630	1,899	1,919
Impairment of goodwill	5,607	—	5,607	—

Total operating expenses	29,262	24,159	95,852	69,666

Operating income (loss)	(6,158)	410	4,796	(7,732)

Non-operating income (expense)
Interest expense	(2,345)	(1,103)	(6,167)	(3,758)
Gain on repurchase of debt	1,632	—	2,518	—
Gain on sale of management contracts	—	132	971	4,616
Income (loss) from equity method affiliates	6,112	266	6,004	(3,592)

Income (loss) before income taxes	(759)	(295)	8,122	(10,466)
Income tax expense	(622)	112	501	300

Net income (loss)	(137)	(407)	7,621	(10,766)
Less: Net income (loss) attributable to the noncontrolling interest	(138)	—	2,645	(11)

Net income (loss) attributable to Cohen & Company Inc.	$1	$(407)	$4,976	$(10,755)

Earnings per share

	Three months ended		Nine months ended
	9/30/10	9/30/09	9/30/10	9/30/09
Basic
Net income (loss) attributable to Cohen & Company Inc.	$1	$(407)	$4,976	$(10,755)
Basic shares outstanding	10,428	9,612	10,392	9,612

Net income (loss) per share	$0.00	$(0.04)	$0.48	$(1.12)

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$1	$(407)	$4,976	$(10,755)
Plus: Net income (loss) attributable to the convertible noncontrolling interest	(138)	—	2,645	—
Less: Additional tax (expense) benefit if non controlling interest is converted	139	—	(104)	—

Enterprise net income (loss)	$2	$(407)	$7,517	$(10,755)

Basic shares outstanding	10,428	9,612	10,392	9,612
Shares issuable if convertible non controlling interest is converted	5,284	—	5,284	—

Fully diluted shares outstanding	15,712	9,612	15,676	9,612

Fully diluted earnings (loss) per share	$0.00	$(0.04)	$0.48	$(1.12)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculation of per share amounts

Operating income (loss)	$(6,158)	$410	$4,796	$(7,732)
Depreciation and amortization	628	630	1,899	1,919
Impairment of goodwill	5,607	—	5,607	—
Share-based compensation	593	1,098	2,414	3,234
Company’s share of incentive fees - equity method affiliates	5,965	—	5,965	—

Adjusted operating income (loss)	$6,635	$2,138	$20,681	$(2,579)

Fully diluted shares outstanding	15,712	9,612	15,676	9,612

Adjusted operating income (loss) per share	$0.42	$0.22	$1.32	$(0.27)

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2010
	(unaudited)	December 31, 2009
Assets
Cash and cash equivalents	$43,069	$69,692
Restricted cash	3,314	255
Receivables from:
Brokers, dealers, and clearing agencies	4,423	—
Related parties	1,032	1,255
Other receivables	4,809	4,268
Investments-trading	168,376	135,428
Other investments, at fair value	47,846	43,647
Receivables under resale agreements	9,606	20,357
Goodwill	3,944	9,551
Other assets	22,069	14,989

Total assets	$308,488	$299,442

Liabilities
Payables to:
Brokers, dealers, and clearing agencies	$35,595	$13,491
Related parties	38	—
Accounts payable and other liabilities	15,859	13,039
Accrued compensation	16,978	7,689
Trading securities sold, not yet purchased	86,504	114,712
Securities sold under agreement to repurchase	7,669	—
Deferred income taxes	10,569	10,899
Debt	48,431	61,961

Total liabilities	221,643	221,791

Stockholders’ Equity
Common Stock	10	10
Additional paid-in capital	59,611	58,121
Accumulated other comprehensive loss	(1,185)	(1,292)
Retained Earnings (Accumulated deficit)	4,285	(170)
Treasury stock, at cost; 50,400 shares of Common Stock	(328)	(328)

Total Cohen & Company Inc. stockholders’ equity	62,393	56,341
Noncontrolling interest	24,452	21,310

Total stockholders’ equity	86,845	77,651

Total liabilities and stockholders’ equity	$308,488	$299,442

CALCULATION OF FULLY DILUTED BOOK VALUE PER SHARE (1)

Total stockholders’ equity	$86,845	$77,651

Common shares outstanding	10,428	10,293
Cohen Brothers, LLC convertible membership units outstanding	5,284	5,284

Total shares and units outstanding (2)	15,712	15,577

Fully Diluted Book Value Per Share	$5.53	$4.98

(1)	Fully diluted book value per share assumes all units of Cohen Brothers not already owned by the Company are converted into Company shares.
(2)	Shares and units outstanding are as of the last day of the relevant period and not a weighted average.

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per fully diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, impairments of intangible assets and goodwill, and share-based compensation expense plus the Company’s share of any asset management incentive fees earned included in income from equity method affiliates. Depreciation, amortization, impairments, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Asset management incentive fees earned as a component of income from equity method affiliates are included so that all incentive fees earned are treated in a consistent manner as part of adjusted operating income. Adjusted operating income (loss) per fully diluted share is calculated, by dividing adjusted operating income (loss) by fully diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per fully diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per fully diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per fully diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per fully diluted share amounts, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-355-4449
Chief Financial Officer	jgolden@joelefrank.com
investorrelations@cohenandcompany.com